Uber Announces Pricing of $1.0 Billion Exchangeable Senior Notes Offering

Exchangeable for Class A Common Stock of Aurora Innovation, Inc.

SAN FRANCISCO, May 13, 2025 – Uber Technologies, Inc. (NYSE: UBER) today announced the pricing of $1.0 billion principal amount of 0.0% Exchangeable Senior Notes due 2028 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Uber also granted the initial purchaser of the notes an option to purchase up to an additional $150 million principal amount of the notes. The sale of the notes is expected to close on May 20, 2025, subject to customary closing conditions.

The notes will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on May 15, 2028, unless earlier exchanged, redeemed or repurchased.

The notes will be exchangeable into cash, or, subject to the satisfaction of certain share delivery conditions, units of reference property, or a combination of cash and units of reference property, at Uber’s election. Initially, each unit of reference property will be comprised of one share of Class A common stock, par value $0.00001 per share, of Aurora Innovation, Inc. (“Aurora common stock”). The exchange rate will initially be 117.6471 units of reference property per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $8.50 per share of Aurora common stock). The exchange rate will be subject to adjustment in some events. In addition, following certain corporate events that occur prior to the maturity date or if Uber delivers a notice of redemption, Uber will, in certain circumstances, increase the exchange rate for a holder who elects to exchange its notes in connection with such a corporate event or exchange its notes called (or deemed called) for redemption during the related redemption period, as the case may be.

The notes will be Uber’s senior obligations and will be secured by first-priority liens on certain pledged reference property held by Uber’s indirect wholly owned subsidiary, Neben Holdings, LLC (“Neben”) (which pledged reference property will initially consist of the maximum number of shares of Aurora common stock deliverable upon exchange of the notes). The notes will be guaranteed by Neben on a limited recourse basis to the extent of the pledged reference property.

Uber may not redeem the notes prior to May 21, 2027. Uber may redeem for cash all or any portion of the notes, at its option, on or after May 21, 2027 if the value of a unit of reference property has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Uber provides the notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the notes. If Uber redeems less than all of the outstanding notes, at least $100.0 million aggregate principal amount of notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant redemption notice.

If (i) Uber undergoes an “Uber fundamental change”, (ii) Aurora Innovation, Inc. undergoes an “Aurora fundamental change” or (iii) a “share ownership event” with respect to Uber’s ownership of Aurora common stock occurs, then, in each case, subject to certain conditions, holders may require Uber to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date.

Uber estimates that the net proceeds from the offering will be approximately $978.9 million (or $1,125.9 million if the initial purchaser exercises its option to purchase additional notes in full), after deducting the initial purchaser’s discount and estimated offering expenses payable by Uber. Uber intends to use the net proceeds from the offering for general corporate purposes, which may include strategic investments, although Uber has not designated any specific uses at this time.

Neither the notes, nor the guarantee, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements concerning the proposed terms of the notes, the completion, timing and size of the proposed offering of the notes and the anticipated use of proceeds from the offering. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Uber’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, among others, uncertainties and other factors relating to the intended use of proceeds from the offering and sale of the notes, market risks, trends and conditions. These and other risks are more fully described in Uber’s Securities and Exchange Commission (“SEC”) filings and reports, including in the section titled “Risk Factors” in its Quarterly Report on Form 10-Q for the three months ended March 31, 2025 and other filings that Uber makes from time to time with the SEC, which are available on the SEC’s website at www.sec.gov. All information provided in this press release is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that Uber believes to be reasonable as of such date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Uber on the date hereof. Except as required by law, Uber disclaims any obligation to update these forward-looking statements as a result of new information, future events, changes in expectations or otherwise.

About Uber

Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 61 billion trips later, we’re building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

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investor@uber.com

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